Exhibit 10.69

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (collectively, the “Agreement”) dated as of December 27, 2019 (the “Effective Date”) is made by and between SAExploration Holdings, Inc. (the “Company”) and Ryan Abney (“Abney”).  Abney and the Company together are referred to as the “Parties.”

Preamble

WHEREAS, Abney was previously employed by the Company as Vice President, Capital Markets and Investor Relations and is currently employed as Vice President, Finance, pursuant to an Executive Employment Agreement effective on or about August 3, 2016, as amended by the First Amendment to Executive Employment Agreement and Second Amendment to Executive Employment Agreement (as amended, the “Employment Agreement”) attached hereto as Exhibit A;

WHEREAS, Abney is now resigning from the Company pursuant to the terms of this Agreement; and

WHERES, Abney and the Company desire for Abney to provide consulting services as an independent contractor following termination of Abney’s employment during the period of time and upon the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Agreement

Definition.  When used in this Agreement, “Company and/or its Affiliates” shall mean and include SAExploration Holdings, Inc. and all of its predecessors, successors, parents, subsidiaries, divisions and other affiliated companies, partners, partnerships, assigns, and all of their respective present and former officers, directors, employees, shareholders or equity holders, board members, agents and insurers, whether in their individual or official capacities.

1.Resignation Date.  As of December 22, 2019 (the “Resignation Date”), Abney will be deemed to voluntary resign from employment with the Company and from any and all positions ever held as an officer, manager, director or similar position with any subsidiary of the Company.

2.Accrued Obligations and Severance Benefits.  In consideration for the release in Section 4 below and the covenants contained in this Agreement, the Company shall provide the following to Abney:

(a)Accrued Obligations:  The Company shall pay Abney the following accrued obligations:  (i) payment of his current base salary through December 22, 2019; and (ii) payment of his accrued, unused vacation, in the amount of $29,769.25 (collectively, the “Accrued Obligations”).  Such base salary will be paid in accordance with the Company’s normal payroll schedule and the payments identified in this part (ii) of the previous sentence will be paid in a lump sum within thirty (30) days after the Effective Date.

(b)Severance Pay:  The Company shall pay Abney an additional two weeks of his current base salary (the “Severance Pay”) in a lump sum within thirty (30) days after the Effective Date of this Agreement.  Abney acknowledges that this consideration is in addition to anything of value to which Abney already is entitled from the Company and that Abney is not entitled to the Severance Pay except as provided in this Agreement.

(c)Continuation of Health Insurance Benefits:  If Abney elects to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay Abney the portion of the COBRA premium that the Company was paying for Abney’s health insurance coverage as of the Resignation Date (the “COBRA Premium Payments”) to Abney to assist with Abney’s COBRA coverage for a period of three months, continuing through March 2020.  The Company will pay the COBRA Premium Payments to Abney within thirty (30) days after the end of each month.  For the avoidance of doubt, the Company is not paying the entire cost of COBRA coverage, but is simply reimbursing Abney the COBRA Premium Payments equal to the payments the Company was making prior to the Resignation Date.  The Severance Pay and COBRA Premium Payments are collectively referred to as the “Severance Benefits.”

(d)All amounts paid pursuant to this Agreement will be reduced by applicable deductions and withholdings required by local, state, or federal law.

3.Clawback.  The Parties acknowledge and agree that the Company may claw back and recover any bonus or other incentive compensation provided to Abney pursuant to the Employment Agreement or any other incentive or bonus plan, the Sarbanes-Oxley Act, and other applicable law, and Abney hereby consents to the Company doing so to the maximum extent permitted by law.  To the extent that Abney received or receives any amount in excess of the amount that Abney should otherwise have received under the terms of the applicable compensation plan, program, agreement or arrangement (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), Abney shall be required to repay any such excess amount to the Company.

4.Release by Abney.  In exchange for the consideration contained herein, including the Severance Benefits, Abney, on behalf of himself, and his agents, spouse, heirs, executors, successors and assigns, unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date, for any wages, salary, bonuses, equity interests (excluding any equity interests that vested prior to the Resignation Date), compensation, sick time, vacation time, paid leave or other remuneration of any kind or any claim for additional or different compensation or benefits of any sort, including severance payments or benefits pursuant to the Employment Agreement or any other agreement (including any of the amounts identified in Section 5 of the Employment Agreement), or additional or different compensation or benefits related to his resignation or termination of employment with the Company.  For the avoidance of doubt, Abney is not releasing his right to his base salary earned through the Resignation Date, current employment benefits through the Resignation Date, the vacation pay identified in Section 2, the Severance Pay, the COBRA Premium Payments, the Consulting Compensation described below, or vested benefits under any Company benefit plan to which Abney is already entitled pursuant to applicable law or the terms of such plans.  Nothing in this Agreement shall be construed to divest Abney of any vested interest or shares in the Company, except as may be permitted or required pursuant to the Clawback Provision contained herein.  Likewise, nothing in this Agreement waives any rights Abney has under the October 2, 2019 amended and restated letter agreement (the “A&R Letter Agreement”) attached hereto as Exhibit B, including any applicable indemnification rights or related agreements referenced therein.  However, nothing in this Agreement or carve out in the release impairs or limits the Board or Special Committee of the Board from finding that Abney is not entitled to further indemnification under applicable law.

5.Continued Obligations.  Abney acknowledges and agrees that he previously agreed to be bound by certain ongoing and post-employment obligations pursuant to Sections 6 and 7 of the Employment Agreement (the “Continued Obligations”), which are hereby incorporated herein by reference.

6.Consulting.  The Company agrees to engage Abney on an independent contractor basis as a consultant to the Company and Abney accepts such engagement and agrees to provide the services reasonably requested of him in writing by Kevin Hubbard (“Hubbard”), or his designee.  The term of this consultancy engagement will commence on the Effective Date and shall continue for one (1) month until January 27, 2020 or unless otherwise terminated by the Company or Abney (the “Consulting Period”).  The Company and Abney may terminate the Consulting Period for any reason or no reason upon written notice. Abney, as an independent contractor during the Consulting Period, shall control the manner and methods employed by him in performing the services, pursuant to the general instructions and directions from the Company.  Abney will perform his obligations as a consultant as a reasonable and prudent professional, in a good and workmanlike manner, and in compliance with all applicable laws and regulations, applicable written policies and procedures of the Company, and applicable professional standards.  He must perform the services requested without undue delay and keep the Company informed about his services for the Company.  Any services to the Company will be on an as-needed basis and will not exceed forty (40) hours per workweek.

7. Independent Contractor.  The relationship between Abney and the Company will be that of independent contractors during the Consulting Period.  He is not and shall not be deemed to be an employee, agent, joint venturer, or partner of the Company and/or its Affiliates.  Nothing herein shall be construed as creating or establishing an employment relationship after the Resignation Date.  Abney shall not be entitled to, and Company shall not provide, any contribution, profit sharing, pension, health, worker’s compensation or other insurance programs, or other benefits commensurate with employee status during the Consulting Period (other than any entitlement that he was already entitled to by virtue of his employment with the Company prior to the Resignation Date).  Furthermore, Abney agrees that he shall not be treated as an employee of Company for tax purposes during the Consulting Period, and that Company shall not pay any contributions to Social Security, unemployment insurance, or federal or state withholding taxes on behalf of Abney in connection with the Consulting Fees identified herein.  Abney agrees and understands that he is solely responsible for all taxes or other payments related to compensation Abney receives pursuant to this Agreement.  Abney understands and agrees that the Company shall not be obligated to pay for any expenses related to any illnesses or injuries that Abney may suffer related, directly or indirectly, to the performance of the consulting services hereunder.

8.Consultant Fees.  Abney will be paid $100 per hour (the “Consulting Compensation”) for all services performed during the Consulting Period that have been approved in advance in writing by the Company.  Such amounts for each month in which the Consulting Period is in effect will be paid no later than thirty (30) days after the end of such month.  The Company agrees to reimburse Abney for actual, documented and reasonable travel and out-of-pocket expenses in connection with the performance of the services that have been approved in advance in writing by the Company.

9.Cooperation.

(a)For a period of three (3) months from the Effective Date, upon reasonable request, Abney agrees to cooperate with the Company and all individuals employed by the Company in any and all matters relating to the transition of his duties of Vice President, Finance.  During the Consulting Period, he will be entitled to the Consulting Compensation as defined herein.  Additionally, upon reasonable request and not limited to a three (3) month period, Abney agrees to cooperate with the Company with respect to any ongoing investigations by the Securities and Exchange Commission (the “SEC”) and related investigations or any other related matters at the request of the Company.

(b)Abney agrees that he will not discuss with any current Company employees or potential or actual customers of the Company, or otherwise interfere with, directly or indirectly, any matters relating to the SEC investigation, the Company’s own investigation, any Company business, or any related matters.  Notwithstanding the foregoing, Abney may discuss these matters with Mel Cooper, Director of the Company (“Cooper”), as well as others so long as Cooper gives Abney permission to do so.  Nothing in this Agreement inhibits or prohibits Abney from (i) communicating with the SEC or any other government agency about any matter, or (ii) making disclosures that may be required by law or compelled by legal process.

(c)Abney represents and warrants that he has previously disclosed or will in the future disclose and advise the Company of all instances of any alleged regulatory violations or potential noncompliance of law by the Company of which he is aware.  Abney further agrees that he will make no knowing and intentional misstatements of fact to Sidley Austin and Ankura investigators in interviews.

10.Enforcement.

(a)Arbitration.

(i)With the exception of Section 10 of the Employment Agreement (relating to a breach or threatened breach of Section 6 or 7 of that agreement), the Parties agree that any and all disputes, claims or controversies arising out of, relating to, or in connection with this Agreement or Abney’ resignation, including the execution, performance, and termination of this Agreement and related documents, that are not resolved by their mutual agreement shall be resolved by final and binding confidential arbitration as the exclusive remedy.  Abney understands that by entering into this Agreement, Abney is waiving any right he may have to file a lawsuit or other civil action or proceeding, and Abney is waiving any right he may have to resolve disputes through trial by judge or jury.

(ii)Either Party may commence the arbitration process by filing a written demand for arbitration with the American Arbitration Association (“AAA”) and sending a copy by personal delivery or certified mail to the other party.  The Parties agree that, except as provided in this Agreement, the arbitration shall be in accordance with the AAA’s then–current rules Commercial Arbitration Rules.  The arbitration shall be conducted by one arbitrator (“Arbitrator”) admitted to practice law in Texas for at least ten (10) years who is a former judge, selected pursuant to the selection procedures provided by AAA or by an arbitrator mutually selected by the parties.  Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the Arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or applicable state law.  The arbitration shall be final and binding upon the parties.  The Parties will be responsible for paying their own costs and attorney’s fees except as otherwise provided by the arbitration rules.  Any arbitration proceeding shall take place in Harris County, Texas.  The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law.

(iii)THE PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY AND AGREE TO HAVE ANY AND ALL DISPUTES RESOLVED IN ARBITRATION IN ACCORDANCE WITH THIS SECTION.

11.Notices.  Any notices provided under this Agreement shall be effective if provided concurrently by both email and federal express (overnight delivery) as follows:

(a)If to Abney:

(i)	Ryan Abney

(ii)	With a courtesy copy (which does not constitute notice) to:

G. James Landon

Streusand Landon Ozburn Lemmon LLP

1801 South Mo Pac Express, Suite 320, Austin, Texas 78746

landon@slollp.com

(b)If to the Company:

(i)	To SAExploration Holdings, Inc. 1160 Dairy Ashford Road, Suite 160, Houston, TX 77079

Attn: Michael Faust, Chief Executive Officer.
mfaust@saexploration.com

(ii)	With a courtesy copy (which does not constitute notice) to:

E. James Cowen

Porter Hedges LLP

1000 Main St., 36th Floor, Houston, TX 77002

jcowen@porterhedges.com

12.Authority.  The Parties warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.  Abney additionally warrants that he has not heretofore assigned or transferred, or purported to have assigned or transferred, to any firm, entity, or person, any dispute released herein.

13.Entire Agreement.  This Agreement, together with the Continued Obligations and Sections 10, 11, 13, 16, 17, 19, 20, 22, 23, and 24 of the Employment Agreement, embody the entire agreement between the Parties relating to the subject matter hereof, and may be amended or modified only by an instrument in writing executed jointly by the Parties.  For the avoidance of doubt, nothing herein waives any rights Abney has with respect to (i) equity or stock in the Company that vested prior to the Resignation Date pursuant to the applicable governing agreements; (ii) any rights arising out of the A&R Letter Agreement; or (iii) any applicable indemnification rights or related agreements referenced in the A&R Letter Agreement.  However, nothing in this Agreement impairs or limits the Board or Special Committee of the Board from finding that Abney is not entitled to further indemnification under applicable law.

14.Neutral Reference.  If any potential employers contact the Company to inquire about Abney, the Company will provide only dates of employment and Abney’s last job title with the Company.

15.Choice of Law.  This Agreement is made and shall be enforced pursuant to the laws of the State of Texas. It is the intent of the Parties that this Agreement may be disclosed to a court of law and that the terms of the Agreement are binding upon the Parties in a court of law.

16.No Admission.  The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility.  The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

17.Other Representations.  By executing this Agreement and as a condition precedent to any obligations or liabilities of the Parties, Abney expressly acknowledges, represents, and warrants that Abney (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) was represented by legal counsel of his own choosing in connection with the negotiation of this Agreement; (iii) has made his own investigation of the facts, has had a full opportunity to review the terms of this Agreement, and has and is relying solely upon his own knowledge and the advice of his own legal counsel; (iv) has carefully read and understood all of the provisions of this Agreement; (v) knowingly waives any claim that this Agreement was induced by any misrepresentation, omission, or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; and (vi) he is the lawful owner of the claims released herein and has not assigned, transferred, sold, pledged, or in any manner whatsoever conveyed any right, title, interest, or claim in or to any claim released by this Agreement. Abney stipulates that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

18.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws or public policies, such provisions shall be fully severable and shall in no way affect the validity or enforceability of this Agreement or any other provision herein.

19.Waiver.  The provisions of this Agreement may only be waived with the prior written consent of the Company and Abney, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision herein.

20.Agreement Jointly Drafted.  The Parties agree that this Agreement shall be construed as if the Parties jointly prepared this Agreement and that this Agreement shall not be construed against any Party on the ground that such Party drafted the Agreement.

21.Voluntary Execution.  Abney further acknowledges that he has had sufficient time to consider this Agreement, that he was represented by counsel of his choosing in negotiating this Agreement, and that Abney is signing this Agreement knowingly and voluntarily for purposes of receiving additional, valuable compensation beyond what Abney would otherwise be entitled to.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as follow:

/s/Ryan Abney
Ryan Abney
Date:	12/27/19

[Signature page to Separation Agreement]

10506954v1

SAExploration Holdings, Inc.

/s/ Michael J. Faust
Printed Name:	Michael J. Faust
Title:	Chief Executive Officer
Date:	12/27/19

[Signature page to Separation Agreement]

10506954v1